Exhibit 4.2

AMENDMENT NO. 1 TO THE WARRANT AGREEMENT

This Amendment, dated as of July 31, 2009 (the “Amendment”), to the Warrant Agreement, dated as of August 1, 2007 (“Warrant Agreement”), by and between Alternative Asset Management Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”).

WHEREAS, the Company consummated its initial public offering in August 2007, pursuant to which the Company issued, after giving effect to the exercise of the overallotment option, 41,400,000 units; and

WHEREAS, each unit consisted of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $7.50 per share (the “Public Warrants”); and

WHEREAS, in conjunction with its initial public offering, the Company issued 4,625,000 warrants to certain existing stockholders (the “Sponsors’ Warrants”), with each Sponsors’ Warrant exercisable into one share of Common Stock at $7.50 (the Sponsors’ Warrants, together with the Public Warrants, the “Warrants”); and

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used, but not defined, herein shall have the meaning given to such term in the Warrant Agreement; and

WHEREAS, the Company has entered into that certain Agreement and Plan of Reorganization dated May 14, 2009, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 to the Agreement and Plan of Reorganization dated May 29, 2009, July 8, 2009 and July 28, 2009, respectively (the “Purchase Agreement”), by and among the Company, Great American Group, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of the Company (“GAG Inc.”), and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of GAG Inc. (“Merger Sub”), on the one hand, and Great American Group, LLC (“Great American”), the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American, on the other hand, which provides for the contribution by the Great American Members of all of the membership interests of Great American to GAG Inc. in exchange for common stock of GAG Inc. and a subordinated note (the “Contribution”) and the concurrent merger (the “Merger” and, together with the Contribution, the “Acquisition”) of Merger Sub with and into the Company as a result of which the Company and Great American will become wholly-owned subsidiaries of the GAG Inc. and outstanding shares of the Company’s common stock will be exchanged for common stock of GAG Inc.; and

WHEREAS, pursuant to the Purchase Agreement, the Company agreed to seek the approval of the holders of its outstanding Warrants to amend the Warrant Agreement to: (a) require GAG Inc. to redeem all of the outstanding warrants, including sponsors’ warrants, at any time on or prior to the 90th day following the Acquisition, at a price of $.50 per warrant, (b) delay the commencement of the exercisability of the warrants from immediately following the Acquisition to the 91st day following the consummation of the Acquisition and (c) preclude any adjustment of the Warrants as a result of the Acquisition (collectively, the “Warrant Redemption Proposal”); and

WHEREAS, holders of Warrants exercisable for a majority in interest of the shares issuable upon exercise of all outstanding Warrants have approved the Warrant Redemption Proposal.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1. Warrant Agreement.

1.1 Warrant Exercise Period. The definition of “Warrant Exercise Period” set forth in Section 6(a) shall be amended in its entirety so that it now reads in full as follows:

The “Warrant Exercise Period” shall commence (subject to 6(d) below), on the ninety-first (91st) day after the consummation of the Acquisition (defined hereinafter) and shall end on the earlier of: (i) August 1, 2012; or (ii) the Business Day preceding the date on which such Warrants are redeemed pursuant to Section 6(b). As used herein, “ Acquisition “ means the contribution by the Great American Members (defined hereinafter) of all of the membership interests of Great American Group, LLC (“Great American”) to Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“GAG Inc.”) in exchange for common stock of GAG Inc. and cash (the “Contribution”) and the concurrent merger (the “Merger” and, together with the Contribution, the “Acquisition”) of AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of GAG Inc. (“Merger Sub”) with and into the Company as a result of which the Company and Great American will become wholly-owned subsidiaries of GAG Inc. and outstanding shares of the Company’s common stock and warrants will be exchanged for common stock and warrants, respectively, of GAG Inc. pursuant to the Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Reorganization, dated as of May 29, 2009, as further amended by Amendment No. 2 to the Agreement and Plan of Reorganization dated July 8, 2009, by and among the Company, GAG Inc., and Merger Sub, on the one hand, and Great American, the members of Great American (the “Great American Members”) and the representative of each of Great American, the Great American Members and the phantom equityholders of Great American.

1.2 Section 6(b). Section 6(b) is hereby amended in its entirety so that it now reads in full as follows:

(b) Redemption of Warrants.

(i) GAG, Inc. will, during the 90 day period following the Acquisition, call all outstanding Warrants for redemption, in whole and not in part, at a price of FIFTY HUNDREDTHS OF ONE DOLLAR ($0.50) per Warrant (the “Redemption Consideration”). If not previously redeemed during the 90 days following the Acquisition, on the 90th day following the Acquisition (collectively, the “Redemption Time”), all outstanding Warrants shall be automatically cancelled and cease to exist and the holders of certificates (which immediately prior to the Redemption Time represented such Warrants) shall cease to have any rights with respect to the Warrants other than the right to receive the Redemption Consideration. As soon as reasonably practicable after the Redemption Time, the Warrant Agent will, upon receipt of any documents as may reasonably be required by the Warrant Agent, deliver electronically through DTC to the record holders of the Warrants the Redemption Consideration for further distribution and credit to the account of the beneficial holders of such warrants. Neither the Company nor GAG Inc. shall be required to provide any prior notice of such redemption to the holders of the Warrants other than as required by law.

1.3 Section 11(i). Section 11(i) is hereby amended to add the following paragraph:

No adjustment need be made for the issuance of shares of Common Stock of the Company, or any of its affiliates, in connection with the Acquisition.

2. Miscellaneous.

2.1 Governing Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

2.2 Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

2.3 Entire Agreement. This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

2.4 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

2.6 Assumption by GAG Inc. At the Effective Time, GAG Inc., by its acknowledgement below, hereby agrees to comply with this Amendment and to include, in any warrant agreement to be entered into by and between GAG Inc. and its warrant agent, with respect to the Warrants, all material terms and provisions set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Warrant Agreement as of this 31 day of July, 2009.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Paul Lapping
Name:	Paul Lapping
Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Mark B. Zimkel
Name:	Mark B. Zimkel
Title:	Vice President

Acknowledged and Agreed:

GREAT AMERICAN GROUP, INC.

By:	/s/ Andrew Gumaer
Name:	Andrew Gumaer
Title:	Chief Executive Officer

Signature Page to Amendment No. 1 to Warrant Agreement